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                                                                       Exhibit 7
                         WPI STOCK OPTION AGREEMENT
                         --------------------------


     THIS WPI STOCK OPTION AGREEMENT (the "Agreement") is entered into effective July 1, 1996, between WARBURG, PINCUS INVESTORS, L.P., a Delaware limited partnership ("WPI") and JRO CONSULTING INC. ("Grantee").

     WPI and Grantee have entered into a Consulting Agreement effective as of July 1, 1996 (the "Consulting Agreement") under which Grantee has agreed to provide consulting services to WPI in connection with WPI's investment in TSW International, Inc. ("TSW"). Under the Consulting Agreement, WPI has agreed to grant to Grantee an option to purchase shares of TSW Common Stock owned by WPI, as set forth in this Agreement.

     The parties agree as follows:

     1.   Option Grant.  WPI hereby grants to Grantee the option (the "Option")
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to purchase from WPI up to 121,010 shares of TSW's Common Stock [2% of TSW's fully-diluted Common Stock] (the "Option Shares") at a purchase price of $9.23 per share, in the manner and subject to the conditions provided in this Agreement. If WPI makes an additional equity investment in TSW after December 1, 1996 and prior to December 31, 1997, then the number of Option Shares will be increased by an amount equal to 3% of the shares (or common share equivalents) issued to WPI in connection with the investment, up to a maximum of 9,751 additional Option Shares.

     2.   Exercise of Option.
          ------------------

          (a) Exercise Agreement.  Grantee may exercise the Option at any time
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on or after the date on which the Option has vested in accordance with Section
2(c) and on or before August 1, 2001 (the "Option Period"). Grantee must exercise the Option by delivering to WPI an executed written exercise agreement in form reasonably acceptable to WPI, which sets forth Grantee's election to exercise some or all of this Option, the number of Option Shares and such other representations and agreements as may be reasonably required by WPI or TSW to comply with applicable securities laws.

          (b) Payment of Exercise Price.  The Exercise Agreement must be
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accompanied by full payment of the exercise price for the Option Shares being purchased. Payment for the Option Shares must be made in U.S. dollars by wire transfer or by check. Prior to the transfer of the Option Shares, Grantee must pay or make adequate provision for any applicable federal or state withholding obligations of WPI or TSW resulting from the exercise of this Option.

          If a Liquidity Event (as defined in the Consulting Agreement) occurs at a Transaction Value (as defined in the Consulting Agreement) in excess of $50 million, and the transaction does not result in all TSW shareholders receiving all cash for their shares, then Grantee may, at its election, exercise its option under Section 2(a) on a "cashless" basis by exchanging the Option for a number of shares of TSW Common Stock with an aggregate fair market value equal to the spread
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between the per share option exercise price under this Agreement and the then current fair market value of a share of TSW Common Stock, multiplied by the number of Option Shares.

          (c) Vesting of Option.  The Option will vest as follows:  (1) 1/3 of
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the Option Shares have vested as of July 1, 1996, (2) an additional 1/3 of the
Option Shares will vest as of December 31, 1996, and (3) the remaining 1/3 of the Option Shares will vest on December 31, 1997 if Grantee continues to provide consulting services to WPI under the Consulting Agreement through that date.

          Vesting will accelerate, and the Option will be fully vested, if a Liquidity Event (as defined in the Consulting Agreement) occurs prior to January 31, 1998, and Grantee is providing consulting services to WPI under the Consulting Agreement when the Liquidity Event occurs.

          If the Consulting Agreement terminates prior to December 31, 1997 as a result of (1) John R. Oltman's involuntary removal as Chairman of the Board of Directors of TSW (other than for good cause), or (2) WPI's termination of the Consulting Agreement (other than for cause), then the Option will vest fully on the date of termination.

          If the Consulting Agreement terminates prior to December 31, 1997 as a result of John R. Oltman's voluntary resignation as Chairman of the Board of Directors of TSW or his death or disability, then any remaining unvested Option Shares will vest pro rata, based upon the number of months in calendar year 1997 in which Consultant provides consulting services to WPI. For example, if the Consulting Agreement terminates on March 31, 1997, 2/3 of the Option Shares will have already vested, and 1/3 will remain unvested. Of the remaining unvested Option Shares, 1/4 of those shares will also vest (3/12 months).

          (d) Restrictions on Exercise.  The Option may not be exercised unless
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such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which TSW's Common Stock may be listed at the time of exercise. Grantee understands that neither WPI nor TSW is under any obligation to register, qualify or list the TSW Common Stock with the Securities and Exchange Commission ("SEC"), any state securities commission or any stock exchange to effect such compliance.

          (e) Delivery of Share Certificate.  Upon receipt of the Exercise
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Agreement and payment of the option exercise price, WPI will cause TSW to deliver to Grantee a stock certificate representing the number of TSW shares as to which Grantee has exercised the Option.

          (f) Delivery of TSW Series B Preferred Shares.  If, at the time of the
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exercise of the Option, WPI does not hold any shares of TSW Common Stock, WPI may transfer to Grantee the same number of shares of TSW's Series B Preferred Shares in lieu of the shares of TSW Common Stock. [The shares of Series B Preferred Stock are convertible into shares of TSW Common Stock on a 1 for 1 basis.]

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     3.   Termination of Option.  This Option will terminate as of 5:00 pm EST
          ---------------------
on July 1, 2001 (to the extent not exercised prior to that time).

     4.   Adjustment of Option Shares and Exercise Price.  If the outstanding
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shares of Common Stock of TSW are changed into or exchanged for a different number or kind of shares or other securities of TSW by reason of any recapitalization, reclassification, stock split, stock dividend, merger, combination, or subdivision, appropriate adjustments shall be made in the number and kind of shares available under this Option, and to the option exercise price provided for in Section 1.

     5.   Rights Prior to Exercise.  This Option is nontransferable.  This
          ------------------------
Option shall confer no rights to Grantee to act as a shareholder with respect to any of the Option Shares until payment of the option price and delivery of the share certificate representing the Option Shares has been made.

     6.   Tag-Along Rights.  If WPI sells or exchanges any of its TSW shares
          ----------------
prior to July 1, 2001, then Grantee will have the right to "tag-along" in the proposed transaction by selling or exchanging a proportionate amount of Grantee's TSW shares to the proposed transferee of WPI's shares, on substantially the same terms and conditions as WPI. For example, if WPI is selling half of its TSW shares, Grantee may transfer half of its TSW shares. WPI will furnish Grantee with prior written notice of any such proposed transfer.

     7.   Preemptive Rights.  Grantee will have the preemptive right to
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participate in any offerings of stock by TSW after the date of this Agreement and prior to December 31, 1997, other than issuances of stock in connection with normal employee and director stock option plans, on the same terms and conditions as the proposed offering by TSW. Grantee will have the right to purchase a number of shares required to maintain Grantee's relative percentage ownership of TSW's fully-diluted common stock. Any such right must be exercised within thirty days following receipt of written notice of a proposed offering of stock by TSW.

     8.   Representations of Grantee.  By execution of this Agreement, Grantee
          --------------------------
represents and warrants to WPI as follows:

          (a) Grantee is acquiring this Option and the Option Shares solely for its own account for investment purposes and not with a view or interest of participating, directly or indirectly, in the resale or distribution of all or any part thereof.

          (b) Grantee is an Illinois corporation.

          (c) Grantee acknowledges that this Option and the Option Shares acquired by Grantee are to be issued and sold to the Grantee without registration and in reliance upon certain exemptions under the Federal Securities Act of 1933, as amended, and in reliance upon certain exemptions from registration requirements under applicable state securities laws.

          (d) Grantee will make no transfer or assignment of any of the Option Shares except in compliance with the Securities Act of 1933, as amended, and any other applicable

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securities laws. Grantee consents and agrees that a legend to such effect may be affixed to the certificate or certificates presenting the Option Shares transferred to Grantee.

          (e) Grantee is aware that no federal or state agency has made any recommendation or endorsement of the Option Shares or any finding or determination as to the fairness of the investment in such Option Shares.

          (f) Grantee acknowledges that no public or secondary market exists or may ever exist for the Option Shares and, accordingly, Grantee may not be able to readily liquidate its investment in the Option Shares.

          (g) Grantee hereby acknowledges that WPI has made available to it the opportunity to ask questions, to receive answers, and to obtain information necessary to evaluate the merits and risks of this investment. Grantee further acknowledges that WPI makes no warranties or representations regarding the impact that the Option or the exercise of the Option will have on Grantee's federal or state income tax liabilities.

          (h) Grantee hereby acknowledges that the Option and underlying Option Shares are a speculative investment. Grantee represents that it can bear the economic risks of such an investment for an indefinite period of time.

          (i) Grantee has full legal power and authority to execute and deliver, and to perform its obligations under this Agreement and such execution, delivery and performance will not violate any agreement, contract, law, rule, decree or other legal restriction by which Grantee is bound.

          (j) Grantee recognizes and understands that the Option Shares may be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933; that the exemption from registration under Rule 144 may not be available under certain circumstances; and the Grantee's opportunity to utilize Rule 144 to sell the Option Shares may be limited or denied.

     9.   Representations and Warranties of WPI.  WPI represents and warrants to
          -------------------------------------
Grantee as follows:

          (a) WPI has (or will have at the time of exercise of the Option) good title to the Option Shares, free and clear of any liens, claims or encumbrances. Upon exercise of the Option, WPI will transfer to Grantee good title to the Option Shares subject to the option exercise, free and clear of any liens, claims or encumbrances.

          (b) WPI has full legal power and authority to execute and deliver, and to perform its obligations under this Agreement and such execution, delivery and performance will not violate any agreement, contract, law, rule, decree or other legal restriction by which WPI is bound.

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     10.  Entire Agreement.  This Stock Option Agreement and the Consulting
          ----------------
Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof.

     11.  Miscellaneous.  This Agreement shall be governed and construed under
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the laws of the State of New York.  If any term or provision hereof shall be held invalid or unenforceable, the remaining terms and provisions hereof shall continue in full force and effect. Any modification to this Agreement shall not be effective unless it is in writing and signed by both of the parties to this Agreement.


                                    "WPI":
                                    -----

                                    WARBURG, PINCUS INVESTORS, L.P.

                                    By:  Warburg, Pincus & Co.,
                                    Its General Partner


                                    By:
                                       ----------------------------------------

                                    Title:
                                          -------------------------------------

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                                 ACCEPTANCE
                                 ----------

     Grantee hereby accepts this Option subject to all the terms and conditions of this Stock Option Agreement. Grantee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Option Shares and that Grantee should consult a tax adviser prior to such exercise or disposition.


                                    "GRANTEE":
                                    ---------

                                    JRO CONSULTING INC.



                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------


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